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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B)
                          AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(b)

                              (AMENDMENT NO. 1)(1)


                                        .
                                  NexMed, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    652903105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


                              ---------------------

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1 (b)
     [x]  Rule 13d-1 (c)
     [ ]  Rule 13d-1 (d)


     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilites of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 652903105           13G                             Page 2 of 5 Pages
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Vergemont International Limited/d/b/a/NexMed Asian Pacific Limited
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [ ]
     (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Turks & Caicos Islands

--------------------------------------------------------------------------------
NUMBER OF         5   SOLE VOTING POWER

SHARES                2,000,000
                ----------------------------------------------------------------
BENEFICIALLY      6   SHARED VOTING POWER

OWNED BY              0
                ----------------------------------------------------------------
EACH              7   SOLE DISPOSITIVE POWER

REPORTING             2,000,000
                ----------------------------------------------------------------
PERSON            8   SHARED DISPOSITIVE POWER

WITH                  0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,000,000

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.99%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 652903105           13G                             Page 3 of 5 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
ITEM 1(a). NAME OF ISSUER:

NexMed, Inc.
--------------------------------------------------------------------------------
ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

350 Corporate Boulevard, Robbinsville, NJ 08691
--------------------------------------------------------------------------------
ITEM 2(a). NAME OF PERSON FILING:

Vergemont International Limited/d/b/a/NexMed Asian Pacific Limited
--------------------------------------------------------------------------------
ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

Room 2208, Windsor House, 311 Gloucester Road, Causeway Bay, Hong Kong
--------------------------------------------------------------------------------
ITEm 2(c). CITIZENSHIp:

Turks & Caicos
--------------------------------------------------------------------------------
ITEM 2(d). TITLE OF CLASS OF SECURITIEs:

Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
ITEM 2(e). CUSIP NUMBER:

652903105
--------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

(a)  [ ]  Broker or dealer registered under Section 15 of the Act.

(b)  [ ]  Bank as defined in Section 3(a)(6) of the Act.

(c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act.

(d)  [ ]  Investment Company registered under Section 8 of the
          Investment Company Act.

(e)  [ ]  Investment Adviser registered under Section 203 of the
          Investment Advisers Act of 1940.

(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F).

(g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7.

(h)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


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CUSIP NO. 652903105           13G                             Page 4 of 5 Pages
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ITEM 4.   OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a)   Amount beneficially owned:

          2,000,000
          ----------------------------------------------------------------------

    (b)   Percent of class:

          4.99%
          ----------------------------------------------------------------------

    (c)   Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote     2,000,000
                                                             -------------------

          (ii)  Shared power to vote or to direct the vote   0
                                                             -------------------

          (iii) Sole power to dispose or to direct the disposition of  2,000,000
                                                                       ---------

          (iv)  Shared power to dispose or to direct the disposition of  0
                                                                         -------

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the Beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

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CUSIP NO. 652903105           13G                             Page 5 of 5 Pages
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ITEM 10.   CERTIFICATION.

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true and correct.


                                                 February 5, 2004
                                     -------------------------------------------
                                                       (Date)


                                                  /s/ Tsu-Huang Wu
                                     -------------------------------------------
                                                     (Signature)



                                            Tsu-Huang Wu, Managing Director
                                     -------------------------------------------
                                                     (Name/Title)